Exhibit 10.4

Written Description of

2015 Executive Incentive Compensation Annual Plan –

Chief Lending Officer

The following is a description of the material terms of the 2015 Executive Incentive Compensation Annual Plan (the “Plan”) that was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Guaranty Federal Bancshares, Inc. (the “Company”) with respect to the bonus payable to H. Michael Mattson, the Company’s Chief Lending Officer (the "Executive"), for 2015:

The Plan will pay a maximum of $67,600 of which fifty percent (50%) of the bonus amount will be paid in cash and fifty percent (50%) will be paid in the form of restricted stock grants. There are three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%). For any bonus amount to be paid, the threshold level of performance must be achieved. The bonus amount will be prorated for performance achievements between the threshold and target levels and between the target and maximum levels. The four performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) revenue growth (25%); (ii) net interest margin (25%); (iii) pre-tax net income (25%); and (iv) non-performing assets to average total assets (25%). The following minimum criteria must all be satisfied before an award is paid under the Plan: (i) net income of the Company for calendar year 2015 of at least 75% of approved budget to receive full performance incentive and incentive will be reduced by 50% if Company achieves between 50% and 74.99% of budget net income; No incentive will be paid if net income is below 50% of budget; (ii) satisfactory audits as determined by the Board of Directors of the Company after review of findings from regulatory examination reports and applicable audits and reviews; (iii) the bank’s tier 1 leverage capital and total risk-based capital ratios must not fall below 9% and 12%, respectively, and adversely classified assets to tier 1 capital and allowance for loan losses must not exceed 35%; and (iv) satisfactory performance appraisal, actively employed by Guaranty Bank, and in good standing at the time the bonus is paid, which will not be prior to the public release of earnings in 2016 for the calendar year 2015. The Board of Directors of the Company retains the right to make the final determination of the bonus payment and amount, if any, and may consider other pertinent facts prior to making an award of restricted stock. All incentive payments shall be subject to the Company’s Compensation Clawback Policy.

The Plan also includes vesting and holding periods for the restricted stock grants. The vesting period for these grants shall be three (3) years from the date of grant. Also, the Executive agrees not to sell, transfer or otherwise dispose of such shares for a period of three (3) years from the date of the award. Exceptions to such restriction on sale, transfer or disposition may be granted for hardship circumstances to be determined by the Committee.